EXHIBIT (a)(1)(g)

                                  SUPPLEMENT TO
                           TALK AMERICA HOLDINGS, INC.
              OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT

                       EXCHANGE OFFERS FOR ALL OUTSTANDING
    4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002 (CUSIP NO. 879176AA3) AND
        5% CONVERTIBLE SUBORDINATED NOTES DUE 2004 (CUSIP NOS. U97985AB0,
                              879176AD7, 879176AF2)
                         OF TALK AMERICA HOLDINGS, INC.
                        AND CONSENT SOLICITATION TO AMEND
   THE INDENTURES GOVERNING THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                 AND 5% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                               -----------------

 THE EXCHANGE OFFERS' EXPIRATION DATE AND CONSENT DEADLINE WILL BE 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 1, 2002, UNLESS IT IS EXTENDED
                          OR EARLIER TERMINATED BY US.

                               -----------------

   This supplement amends and supplements our Offering Circular and Consent Solicitation Statement, dated February 21, 2002, relating to our offer to exchange your 4 1/2% Convertible Subordinated Notes due 2002 and 5% Convertible Subordinated Notes due 2004 of Talk America Holdings, Inc. (formerly Tel-Save Holdings, Inc.), which we refer to as the existing notes. We sometimes refer to the exchange offers included in the February 21, 2002 offering circular as the original exchange offers. We are changing the terms of one of the note issues offered for exchange for both issues of the existing notes as described below. We are also extending the expiration date of the exchange offers and consent solicitation from March 21, 2002 to 12:00 Midnight on April 1, 2002 and adding a new condition to one of the exchange offers. Other than the extension of the deadline, the consent solicitation described in the February 21, 2002 original offering circular is not changed.


        We are now offering to exchange your existing notes under one of the following two offers:

        1. THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$61,844,000 aggregate principal amount of our 4 1/2% Convertible Subordinated Notes due 2002, under either of the following two exchange options:


           o U.S.$1,000 in principal amount of our new 12% Senior Subordinated PIK Notes due 2007 for each U.S.$1,000 in principal amount of existing notes that you tender; or


           o U.S.$600 principal amount of our new 8% Convertible Senior Subordinated Notes due 2007 and $100 in cash for each U.S.$1,000 in principal amount of existing notes that you tender.


        2. THE 5% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$18,093,000 aggregate principal amount of our 5% Convertible Subordinated Notes due 2004 in the following exchange: U.S.$1,000 in principal amount of our new 12% Senior Subordinated PIK Notes due 2007 for each U.S.$1,000 in principal amount of existing notes that you tender.

   The new 12% Senior Subordinated PIK Notes due 2007 that are offered in both revised exchange offers are of the same issue of our notes. The only change in the terms of these new notes from our 10% Senior Subordinated Notes offered in our original exchange offers is the annual interest rate, which has been increased from 10% to 12%, and the addition of the payment-in-kind provision pursuant to which we may, at our option, in lieu of cash pay up to one-third of the interest due on any interest payment date through and including the August 15, 2004 interest payment date in additional 12% Notes. The only other changes from our original exchange offers are that we have extended the expiration date to 12:00 Midnight on April 1, 2002 and that we have added, as a condition to our acceptance of the 4 1/2% Convertible Subordinated Notes due 2002 that are tendered, that 4 1/2% Convertible Subordinated Notes representing at least 90% of the aggregate principal amount of those notes outstanding, or $55,660,000, be properly tendered and not withdrawn. There is no minimum condition to our acceptance of the 5% Convertible Subordinated Notes due 2004.


   We are also changing the trustee under the indenture for the new notes. The new trustee will be Wilmington Trust Company.

   Except for the changes summarized above and discussed in more detail below, the other terms and conditions of the original exchange offers and the discussions in the original Offering Circular and Consent Solicitation dated February 21, 2002 remain the same. This supplement must be read in conjunction with that original offering circular; together they constitute our offering circular with respect to our exchange offers and our consent solicitation. We discuss below in this supplement the specific changes to the original offering circular.

                 The date of this Supplement to Offering Circular and Consent Solicitation Statement is March 5, 2002.

WHY ARE WE AMENDING THE TERMS OF OUR ORIGINAL EXCHANGE OFFERS?


   Shortly after we began our original exchange offers, we were contacted by representatives of the holders of more than one-half of our 4 1/2% Convertible Notes, and had discussions with them about the terms of the original exchange offer for those existing notes. They indicated that they would not accept the exchange offer on the original terms, but suggested some changes that would likely make the offer more acceptable to them. After considering their suggestions, we determined to change the terms of the exchange offers as indicated in this supplement. Several of these holders with whom we had discussions indicated to us that, if we changed the terms substantially as we have revised them, they would tender 4 1/2% Convertible Notes held by them in the exchange offer, such that 4 1/2% Convertible Notes representing at least 50% of the aggregate principal amount outstanding would be tendered for exchange by them for our new 12% Senior Subordinated PIK Notes due 2007. Such indications were oral and are not binding on the holders.

WHAT CHANGES ARE BEING MADE TO THE ORIGINAL OFFERING CIRCULAR?

         Our original Offering Circular and Consent Solicitation, dated February 21, 2002, is amended and supplemented by this supplement to reflect the preceding disclosure in this supplement and as follows:


         o The bold-faced language at the top of the cover page beginning "THE EXCHANGE OFFERS' EXPIRATION DATE" is amended to read in its entirety as follows:

                 THE EXCHANGE OFFERS' EXPIRATION DATE AND CONSENT DEADLINE WILL
              BE 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 1, 2002, UNLESS IT IS EXTENDED OR EARLIER TERMINATED BY US.


         o The cover page is amended to substitute for the section captioned "THE EXCHANGE OFFERS" the following:

         THE EXCHANGE OFFERS

                We are offering to exchange your 4 1/2% Convertible Subordinated Notes due 2002 and 5% Convertible Subordinated Notes due 2004 of Talk America Holdings, Inc. (formerly Tel-Save Holdings, Inc.), which we refer to as the existing notes, under one of the following offers:

                1. THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$61,844,000 aggregate principal amount of our 4 1/2% Convertible Subordinated Notes due 2002, under either of the following two exchange options:

                o U.S.$1,000 in principal amount of our new 12% Senior Subordinated PIK Notes due 2007 for each U.S.$1,000 in principal amount of existing notes that you tender; or

                o U.S.$600 principal amount of our new 8% Convertible Senior Subordinated Notes due 2007 and $100 in cash for each U.S.$1,000 in principal amount of existing notes that you tender.


                2. THE 5% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$18,093,000 aggregate principal amount of our 5% Convertible Subordinated Notes due 2004 in the following exchange: U.S.$1,000 in principal amount of our new 12% Senior Subordinated PIK Notes due 2007 for each U.S.$1,000 in principal amount of existing notes that you tender.

                 The new 12% Senior Subordinated PIK Notes due 2007 that are offered in both exchange offers are of the same issue of our notes.

         o Generally, all references in the original Offering Circular to "10% Notes" or "10% Senior Subordinated Notes due 2007" are changed to refer to "12% Notes" or "12% Senior Subordinated PIK Notes due 2007" and the references to the interest rate to be borne by these notes is changed from 10% per annum to 12% per annum.

         o The text of the first paragraph under the question "WHAT ARE THE TERMS OF THE NEW NOTES?"in the "SUMMARY TERM SHEET" is amended to read in its entirety as follows:

         The 12% Notes issued will accrue interest at a rate of 12% per year on the principal amount, payable two times a year on each February 15 and August 15, beginning on August 15, 2002. Interest will be payable in cash, except that we may, at our option, pay up to one-third of the interest due on any interest payment date through and including the August 15, 2004 interest payment date in additional 12% Notes. The 12% Notes will mature on August 15, 2007.

        o The text under the question "What are the conditions to the completion of the exchange offers?" in the "SUMMARY TERM SHEET" is amended to read in its entirety as follows:


          The exchange offer for our 4 1/2% Convertible Notes and the exchange offer for our 5% Convertible Notes are independent of each other. The exchange offer for our 4 1/2% Convertible Notes is conditioned upon the exchange of at least 90% of the aggregate principal amount of the existing 4 1/2% Convertible Notes, or an aggregate of $55,660,000 principal amount. The exchange offer for our 5% Convertible Notes is not conditioned upon the exchange of a minimum principal amount of existing 5% Convertible Notes. Prior to the expiration date of the exchange offers, we reserve the right to terminate or amend either or both exchange offers for any or no reason and, as a result, not to accept any properly tendered existing notes. We may terminate the exchange offer for our 4 1/2% Convertible Notes without terminating the exchange offer for our 5% Convertible Notes, and vice versa at any time prior to completion of the exchange. In addition, even following the expiration date of the exchange offers, the completion of the exchange offers shall also remain subject to a number of customary conditions, some of which we may waive. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered existing notes. See the caption of this offering circular entitled "The Exchange Offers--Conditions to the Completion of the Exchange Offers."

        o The text under the question "HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER?" in the "SUMMARY TERM SHEET" is amended to read in its entirety as follows:

          The expiration date for the exchange offers and consent solicitation is 12:00 Midnight, New York City time, on April 1, 2002, unless we extend the date or we terminate the exchange offers before the expiration date. You must tender your existing notes prior to this time if you want to participate.

         o The section captioned "CAPITALIZATION" is amended to read in its entirety as follows:

                                 CAPITALIZATION

         The following table sets forth the cash and cash equivalents and capitalization of Talk America as of December 31, 2001 on an actual basis and Pro Forma to reflect the exchange offering. As of December 31, 2001, the Company had $53.0 million of indebtedness that would have constituted Senior Debt (excluding $32.4 million of future accrued interest), and $79.9 million of subordinated indebtedness; as of December 31, 2001, the aggregate amount of indebtedness and other balance sheet liabilities (other than to the Company) of the Company's subsidiaries to which the existing notes, and the new notes are effectively subordinated was approximately $159.7 million.

         You should read this table in conjunction with the unaudited consolidated financial statements of the Company set forth in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, June 30 and March 31, 2001, the audited consolidated financial statements of the Company set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and "Recent Developments," "Summary Historical Financial Data," and "Unaudited Pro Forma Consolidated Financial Statements" included in this offering circular.



                                                            ACTUAL         PRO FORMA     PRO FORMA      PRO FORMA        PRO FORMA
(IN THOUSANDS, EXCEPT SHARE DATA)                         (UNAUDITED)         (A)           (B)            (C)              (D)
                                                          -----------      ---------     ---------      ---------        ---------
Cash and cash equivalents ..............................   $  22,100       $  22,100    $  17,771(1)    $  13,442(3)    $  18,204(5)
                                                           =========       =========    ============    ============    ============

Long-term obligations (including current portion)
   Secured credit facility .............................   $  17,500       $  17,500    $  17,500       $  17,500       $  17,500
   8% Convertible Notes due 2011 .......................      66,386(a)       66,386       65,149(1)       63,912(3)       65,273(5)
   8% Convertible Senior Subordinated Notes due 2007 ...        --              --         27,830(2)       53,310(4)       25,047(6)
   12% Senior Subordinated PIK Notes due 2007 ..........        --            79,937       49,015          18,093          36,877
   41/2% Convertible Subordinated Notes due 2002 .......      61,844            --           --              --             6,184
   5% Convertible Subordinated Notes due 2004 ..........      18,093            --           --              --             9,046
   Other long-term debt ................................       3,001           3,001        3,001           3,001           3,001
                                                           ---------       ---------    ------------    ------------    ------------
       Total long-term obligations .....................     166,824         166,824      162,495         155,816         162,928

Stockholders' equity (deficit):
   Common stock - $.01 par value, 300,000,000
    shares authorized; 81,452,721 issued and outstanding         815             815          815             815             815
   Additional paid-in capital ..........................     350,626         350,626      350,626         350,626         350,626
   Accumulated deficit .................................    (425,863)       (425,863)    (425,863)       (423,513)(4)    (425,863)
                                                           ---------       ---------    ------------    ------------    ------------
Total stockholders' equity (deficit) ...................     (74,422)        (74,422)     (74,422)        (72,072)        (74,422)
                                                           ---------       ---------    ------------    ------------    ------------

Capitalization .........................................   $  92,402       $  92,402    $  88,073       $  83,744       $  88,506
                                                           =========       =========    ============    ============    ============


ASSUMPTIONS AND FOOTNOTES:


         Statement of Financial Accounting Standards Board No. 15 ("SFAS 15") "Accounting by Debtors and Creditors for Troubled Debt Restructurings" addresses the accounting for debt restructurings similar to that undertaken in this Exchange Offer. The pro forma adjustments discussed below include the accounting under SFAS 15.

         Pursuant to the letter agreement with AOL dated February 21, 2002, as described in "Recent Developments" included in this offering circular, we agreed to pay AOL approximately $1.2 million as a prepayment on the 8% Convertible Note due 2011 of which approximately $0.7 million will be credited against amounts we owe AOL under the letter agreement for cash payment under the exchange offers. The $1.2 million was not reflected in the capitalization table, and would further reduce cash under the pro forma scenarios that give effect to the exchange offering as follows: Pro Forma (A) by $1.2 million, Pro Forma (B) by $491,000, Pro Forma (C) by $491,000 and Pro Forma (D) by $491,000

(a) Includes $34.0 million of principal and $32.4 million of future accrued interest.

PRO FORMA (A)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $79.9 million of the 12% Notes.

PRO FORMA (B)

         Assumes the exchange of 50%, or $30.9 million, of the 4 1/2% Convertible Notes into $30.9 million of the 12% Notes and of 50%, or $30.9 million, into $18.6 million of the 8% Convertible Notes and $3.1 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes.

         (1) Reduction in cash and cash equivalents reflects $3.1 million of cash paid to the noteholders upon the assumed exchange of $30.9 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($1.2 million).

         (2) In accordance with SFAS No. 15, the exchanges of $61.8 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes and $30.9 million of the 12% Notes are accounted for as a troubled debt restructuring. Since the total liability of $58.7 million ($61.8 million of principal as of the exchange date less cash payments of $3.1 million) is less than the future cash flows to holders of 8% Convertible Notes and 12% Notes of $77.8 million (representing the $49.5 million of principal and $28.3 million of future interest expense), the liability remained on the balance sheet at $58.7 million. The difference between principal and the carrying amount of $9.2 million will be recognized as a reduction of interest expense over the life of the notes.

PRO FORMA (C)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes and $6.2 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes.

         (3) Reduction in cash and cash equivalents reflects $6.2 million of cash paid to the noteholders upon the assumed exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($2.5 million).

         (4) In accordance with SFAS No. 15, the exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes is accounted for as a troubled debt restructuring. Since the total liability of $55.6 million ($61.8 million as of the exchange date less cash payments of $6.2 million) will be greater than the future cash flows to holders of the 8% Convertible Notes of $53.3 million (representing the $37.1 million of principal and $16.2 million of future interest expense), the liability will be written down to the value of the future cash flows due to the noteholders and an extraordinary gain of $2.3 million (excluding the write-off of related unamortized deferred finance costs) will be recorded.

PRO FORMA (D)

         Assumes the exchange of 90%, or $55.7 million, of the 4 1/2% Convertible Notes into $27.8 million of the 12% Notes and $16.7 million of the 8% Convertible Notes and $2.8 million in cash and the exchange of 50%, or $9.0 million, of the 5% Convertible Notes into $9.0 million of the 12% Notes. The remaining 10% of the 4 1/2% Convertible Notes and 50% of the 8% Convertible Notes are assumed to have elected not to participate in the exchange.

         (5) Reduction in cash and cash equivalents reflects $2.8 million of cash paid to the noteholders upon the assumed exchange of $27.8 million of the 4 1/2% Convertible Notes into $16.7 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($1.1 million).

         (6) In accordance with SFAS No. 15, the exchanges of $55.7 million of the 4 1/2% Convertible Notes into $16.7 million of the 8% Convertible Notes and $27.8 million of the 12% Notes are accounted for as a troubled debt restructuring. Since the total liability of $52.9 million ($55.7 million as of the exchange date less cash payments of $2.8 million) is less than the future cash flows to holders of 8% Convertible Notes and 12% Notes of $70.0 million (representing the $44.5 million of principal and $25.5 million of future interest expense), the liability remained at $52.9 million. The difference between principal and the carrying amount of $8.4 million will be recognized as a reduction of interest expense over the life of the notes.

                                     * * * *

         o The text of the six sentence of the sixth paragraph under the caption "THE EXCHANGE OFFERS - TERMS OF THE EXCHANGE OFFERS; PERIOD FOR TENDERING EXISTING NOTES" is amended to read in its entirety as follows:

           The exchange offers will expire at 12:00 Midnight, New York City time on April 1, 2002 (such date, and, as applicable, the date marking the extension thereof shall be referred to herein as the "Expiration Date").

         o The text of the first paragraph under the caption "THE EXCHANGE OFFERS - CONDITIONS TO THE COMPLETION OF THE EXCHANGE OFFERS" is amended to read in its entirety as follows:

           The 4 1/2% Convertible Subordinated Notes Exchange Offer and the 5% Convertible Subordinated Notes Exchange Offer are independent of each other. The exchange offer for our 4 1/2% Convertible Notes is conditioned upon the exchange of at least 90% of the aggregate principal amount of the existing 4 1/2% Convertible Notes, or an aggregate of $55,660,000 principal amount. The exchange offer for our 5% Convertible Notes is not conditioned upon the exchange of a minimum principal amount of existing 5% Convertible Notes.

         o The references in the second paragraph under the caption "THE CONSENT SOLICITATION - REQUIRED CONSENTS" and in the first paragraph under the caption "DESCRIPTION OF NEW NOTES - GENERAL" to U.S. Bank Trust National Association as the trustee under the indenture under which the new notes will be issued are changed to references to Wilmington Trust Company as the trustee under the indenture for the new notes. The second paragraph under the caption "DESCRIPTION OF NEW NOTES - CONCERNING THE TRUSTEE" is deleted.

         o The section captioned "DESCRIPTION OF NEW NOTES" is also amended to change all references therein to "10% Notes" to "12% Notes," which term shall also include, unless noted otherwise, the 12% Notes issued in lieu of cash interest, and generally to provide that the new 12% Notes issued in exchange for either issue of the existing notes shall be of a single series of our notes that bear interest from the closing date at 12% per annum and are issued in denominations of $1,000, except for 12% Notes that may be issued by us in lieu of cash interest and 12% Notes issued upon transfer thereof, which may be issued in other denominations.

         o The first paragraph under the section captioned "DESCRIPTION OF THE NEW NOTES - GENERAL" is amended to read in its entirety as follows:

         The new notes will be issued pursuant to an Indenture between the Company and Wilmington Trust Company, as trustee (the "Trustee"), as shall be supplemented by supplemental indentures or modified from time to time (hereinafter referred to as the "Indenture"). The form of the Indenture, including the forms of supplemental indentures for the new notes, have been filed with the SEC as exhibits to the Company's Schedule TO dated February 22, 2002 (File No. 005-48510) and a copy will be available from the Company upon request by a registered holder of existing notes. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions in the Indenture of certain terms used in the following summary. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

         o The first four paragraphs under the section captioned "DESCRIPTION OF NEW NOTES - PRINCIPAL, MATURITY AND INTEREST" are amended to read in their entirety as follows:

         The 12% Notes are limited to an aggregate principal amount of $79,937,000, excluding the 12% Notes that may be issued by us in lieu of cash interest, as discussed below. The 8% Convertible Notes are limited to an aggregate principal amount of $37,106,400. The notes mature on August 15, 2007. The notes bear interest from the exchange closing date, at 12% per annum in the case of the 12% Notes and at 8% per annum in the case of the 8% Convertible Notes.

         Interest on the new notes will be payable semiannually on February 15 and August 15 of each year (each an "Interest Payment Date"), commencing on August 15, 2002, to holders of record at the close of business on the February 1 or August 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the 8% Convertible Notes will be payable in cash. Interest on the 12% Notes will be payable in cash, except that we may, at our option, pay up to one-third of the interest due on any interest payment date through and including the August 15, 2004 interest payment date in additional 12% Notes. The 12% Notes will mature on August 15, 2007.

         Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the new notes are issued upon the exchange closing, or, in the case of 12% Notes that may be issued by us in lieu of cash interest, from the Interest Payment Date on which they are issued.

         The new notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, subject to applicable laws and regulations, at the office of any paying agent, or, at the option of the Company, payment of cash interest may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The new notes will be issued in registered form, without coupons, and in denominations of $1,000 ($100 in the case of the 8% Convertible Notes ) and integral multiples thereof, except that 12% Notes that may be issued by us in lieu of cash interest and 12% Notes issued upon transfer thereof may be issued in other denominations.

         o The section captioned "CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES" is amended to add the following, to reflect the inclusion of a payment-in-kind provision in the 12% Notes:

            ORIGINAL ISSUE DISCOUNT ON THE 12% NOTES

            In general, subject to a de minimis rule, a debt obligation will be treated as being issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds that instrument's "issue price."

            The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the holder under that debt obligation at or prior to its maturity date, other than interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at a single fixed (or a qualified floating) rate (or a permitted combination of the two) at least annually ("QSIPs"). Interest on the 12% Notes will be payable in cash, except that we may, at our option, pay up to one-third of the interest due on any interest payment date through and including the August 15, 2004 interest payment date by the issuance of additional 12% Notes ("PIK Notes"). Because one-third of the interest on the 12% Notes due on the first five interest payment dates may be paid through the issuance of additional PIK Notes, only two-thirds of the interest payments (representing interest at a rate of 8%) on the 12% Notes will qualify as QSIPs. Thus, the stated redemption price at maturity of the 12% Notes will include all payments of principal and one-third of the interest required under the 12% Notes. Furthermore, under the regulations issued pursuant to the OID provisions of the Code (the "OID Regulations"), a 12% Note and any PIK Notes issued with respect thereto are treated as part of the same debt instrument. Accordingly, the adjusted issue price of the combined 12% Note and PIK Note will not be reduced upon the issuance of the PIK Note, and the stated redemption price at maturity of the combined 12% Note and PIK Note will not change upon the issuance of the PIK Note and will include the interest payable under the PIK Note.

         Assuming that neither the existing notes nor the 12% Notes are traded on an established securities market within the meaning of the OID provisions of the Code and the regulations thereunder, we believe that the issue price of each 12% Note will equal its stated principal amount.

         Since the stated redemption price at maturity of the 12% Notes will exceed their stated principal amount (issue price), the 12% Notes will be issued with OID. A holder of 12% Notes, subject to the adjustments discussed below, will be required to include in gross income for federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof during which the holder holds the 12% Notes, whether or not the holder actually receives a payment relating to OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (a) the product of (i) the "adjusted issue price" of the 12% Notes at the beginning of each accrual period, multiplied by (ii) the yield to maturity of the 12% Notes (determined by semi-annual compounding) less
(b) the sum of any QSIPs during the accrual period. The "adjusted issue price" of a 12% Note at any given time is its issue price increased by all accrued OID for prior accrual periods (without regard to the acquisition premium rules) and decreased by the amount of any payment previously made on the 12% Notes other than a QSIP. As discussed above, only a portion of the interest payments on the 12% Notes will qualify as QSIPs.

         A holder of a 12% Note will be required to include OID in income as such OID accrues, regardless of the holder's method of accounting and regardless of when such holder receives cash payments relating to the OID. A holder's tax basis in a 12% Note will be increased by the amount of OID included in the holder's income and reduced by the portion of all interest payments not qualifying as QSIPs (other than payments in the form of PIK Notes) received on the 12% Notes.

         The computation of OID and adjusted issue price with respect to the combined 12% Notes and PIK Notes will take into account accruals and payments with respect to both instruments, with the result that the holder of a 12% Note generally will be required to include in income as OID the portion of interest that accrues under the 12% Note that does not give rise to QSIPs and the interest that accrues under any PIK Note issued in respect thereof, regardless of whether any cash payments are received. Each holder of a 12% Note will be required to include in income cash payments of stated interest qualifying as QSIPs in accordance with their regular method of accounting.

         Upon a disposition of a 12% Note or a PIK Note issued in respect thereof, the holder will be required (unless it disposes of a 12% Note together with all PIK Notes issued in respect thereof) to allocate adjusted issue price, stated redemption price at maturity and acquisition premium (discussed below), if any, of the combined 12% Note and PIK Note among the instruments retained and the instruments disposed of in order to determine OID with respect to the retained instruments. Although it is not clear, it is likely that the adjusted tax basis and adjusted issue price of a 12% Note would be allocated between such 12% Note and any PIK Notes issued with respect thereto at the time of such issuance, based on their respective principal amounts. OID on the PIK Notes will accrue in the same manner as described above in respect of the 12% Notes.

         A purchaser of a 12% Note who purchases the note at a cost less than the remaining stated redemption price at maturity but greater than its adjusted issue price (a purchase at an "acquisition premium") also will be required to include in gross income the sum of the daily portions of OID on that 12% Note. (For purposes of these rules, a "purchase" is any acquisition of a debt instrument.) In computing the daily portions of OID for such a purchaser, however, the daily portion is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the purchaser's basis in the 12% Note on the date of purchase exceeds the adjusted issue price of the 12% Note at that time, and the denominator of which is the sum of the daily portions for that 12% Notes for all days beginning on the day after the purchase date and ending on the maturity date.

         We will furnish annually to the Service, and to each U.S. holder of 12% Notes to whom we are required to report, information relating to the OID accruing during the calendar year. Holders will be required to determine for themselves whether, by reason of the rules described above, they are eligible to report a reduced amount of OID for federal income tax purposes.

         Pursuant to the OID Regulations, holders of debt instruments are permitted to elect to include all interest, discount (including de minimis market discount) and premium on a debt instrument in income currently on a constant yield to maturity basis. Such election would constitute an election to include market discount currently in income on all market discount bonds held by such holders. Holders of 12% Notes are urged to consult their own tax advisors regarding the availability and advisability of making such an election.

            SALE, EXCHANGE OR REDEMPTION OF 12% NOTES

            As noted above, the OID Regulations treat a 12% Note and any PIK Notes issued with respect thereto as a part of the same debt instrument. If, however, a holder disposes of a 12% Note or a PIK Note separately, in order to determine the amount of its gain or loss recognized, the holder will be required to allocate adjusted issue price and acquisition premium of the combined 12% Note and the PIK Notes issued with respect thereto among the debt instruments retained and disposed of, as described above. See "Original Issue Discount on the 12% Notes" above.

            Under the OID Regulations, an unscheduled payment made on a debt instrument such as a 12% Note prior to maturity that results in a substantially pro rata reduction of each payment of principal and interest remaining on the instrument is treated as a payment in retirement of a portion of the instrument, which may result in gain or loss to the holder. The gain or loss is calculated by treating the debt obligation as consisting of two instruments, one that is retired and one that remains outstanding, and by allocating the adjusted issue price and the holder's adjusted basis between the two instruments based upon the relative principal amount of the portion of the obligation that is treated as retired by the pro rata prepayment. The stated redemption price at maturity of and the OID on the remaining instrument will be determined according to the same principles discussed above. See "Original Issue Discount on the 12% Notes" above.

                                     * * * *

         o We have also revised the Unaudited Pro Forma Consolidated Financial Statements that we had included in the original Offering Circular to reflect the revised terms of the exchange offers to read as follows:

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the alternatives offered to exchange our 4 1/2% Convertible Subordinated Notes due 2002 ("4 1/2% Convertible Notes") into 8% Convertible Senior Subordinated Notes due 2004 ("8% Convertible Notes") and 12% Senior Subordinated PIK Notes due 2007 ("12% Notes") and our 5% Convertible Subordinated Notes due 2004 ("5% Convertible Notes") into 12% Notes. The pro forma adjustments and accompanying notes reflect the exchange under several scenarios as if each had occurred as of January 1, 2000.

         The unaudited pro forma condensed consolidated balance sheet at September 30, 2001 gives effect to the alternatives offered to exchange our 4 1/2% Convertible Notes into 8% Convertible Notes and 12% Notes and our 5% Convertible Notes into 12% Notes. The pro forma adjustments and accompanying notes reflect the exchange as if it had occurred as of September 30, 2001.

         The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The pro forma consolidated financial information should be read in conjunction with the unaudited consolidated financial statements of the Company set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, the audited consolidated financial statements of the Company set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, each of which is incorporated herein by reference and "RECENT DEVELOPMENTS," "CAPITALIZATION" and "SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA," included in this offering circular.

         The pro forma financial information is presented for illustrative purposes only and is not indicative of future financial position or future results of operations after completion of this exchange offering or future financial position or future results of operations that would have occurred if the exchange offering had been consummated as of the dates described above.

                           TALK AMERICA HOLDINGS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AT SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                     ADJUSTMENTS       AS                      PRO FORMA
                                           ACTUAL        (1)        ADJUSTED    ADJUSTMENTS       (A)      ADJUSTMENTS
                                           ------    -----------    --------    -----------    ---------   -----------
ASSETS

Current assets:
   Cash and cash equivalents              $ 24,026     (1,227)      $ 22,799                    $ 22,799    (4,329)(3)
   Net accounts receivable, trade           42,400                    42,400                      42,400
   Prepaid expenses and other current
    assets                                   3,023                     3,023                       3,023
                                          --------                  --------                    --------
      Total current assets                  69,449                    68,222                      68,222

Property and equipment, net                 79,029                    79,029                      79,029
Goodwill and intangibles, net               31,137                    31,137                      31,137
Other assets                                 7,540                     7,540                       7,540
                                          --------                  --------                    --------
          Total assets                    $187,155                  $185,928                    $185,928
                                          ========                  ========                    ========


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                       $ 63,145                  $ 63,145                    $ 63,145
   Sales, use and excise taxes               8,624                     8,624                       8,624
   Deferred revenue                         13,670                    13,670                      13,670
   Current portion of long term debt         9,587                     9,587                       9,587

   4 1/2% Convertible subordinated
    notes due 2002                          66,852     (5,008)        61,844      (61,844)            --    (61,844)
   Other current liabilities                12,001                    12,001                      12,001
                                          --------                  --------                    --------
      Total current liabilities            173,879                   168,871                     107,027

8% Convertible notes due 2011               65,317                    65,317                      65,317     (1,237)(3)
8% Convertible senior subordinated
notes due 2007                                  --                        --                          --     27,830 (4)
12% Senior subordinated PIK
notes due 2007                                  --                        --       61,844         79,937     30,922 (4)
                                                                                   18,093                    18,093
5% Convertible subordinated notes due
2004                                        18,093                    18,093      (18,093)            --    (18,093)
Deferred revenue                               650                       650                         650
Long-term debt                              13,852                    13,852                      13,852
Other liabilities                              253                       253                         253
                                          --------                  --------                    --------
      Total liabilities                    272,044                   267,036                     267,036

Stockholders' deficit:
   Common stock                                815                       815                         815
   Additional paid-in capital              350,626                   350,626                     350,626
   Accumulated deficit                    (436,330)     3,781       (432,549)                   (432,549)
                                          --------                  --------                    --------
      Total stockholders' deficit          (84,889)                  (81,108)                    (81,108)
                                          --------                  --------                    --------
      Total liabilities and
        stockholders' deficit             $187,155                  $185,928                    $185,928
                                          ========                  ========                    ========
      Book value per share                $  (1.08)                 $  (1.03)                   $  (1.03)
                                          ========                  ========                    ========
                                          PRO FORMA                 PRO FORMA                  PRO FORMA
                                             (B)      ADJUSTMENTS      (C)     ADJUSTMENTS        (D)
                                          ---------   -----------   ---------  -----------     ---------
ASSETS

Current assets:
   Cash and cash equivalents              $  18,470    (8,658)(6)   $ 14,141    (3,896)(9)      $ 18,903
   Net accounts receivable, trade            42,400                   42,400                      42,400
   Prepaid expenses and other current
    assets                                    3,023                    3,023                       3,023
                                          ---------                 --------                    --------
      Total current assets                   63,893                   59,564                      64,326

Property and equipment, net                  79,029                   79,029                      79,029
Goodwill and intangibles, net                31,137                   31,137                      31,137
Other assets                                  7,540                    7,540                       7,540
                                          ---------                 --------                    --------
          Total assets                    $ 181,599                 $177,270                    $182,032
                                          =========                 ========                    ========


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                       $  63,145                 $ 63,145                    $ 63,145
   Sales, use and excise taxes                8,624                    8,624                       8,624
   Deferred revenue                          13,670                   13,670                      13,670
   Current portion of long term debt          9,587                    9,587                       9,587

   4 1/2% Convertible subordinated
    notes due 2002                               --   (61,844)            --   (55,660)            6,184
   Other current liabilities                 12,001                   12,001                      12,001
                                          ---------                 --------                    --------
      Total current liabilities             107,027                  107,027                     113,211

8% Convertible notes due 2011                64,080    (2,474)(6)     62,843    (1,113)(9)        64,204
8% Convertible senior subordinated
notes due 2007                               27,830    53,310(7)      53,310    25,047 (10)       25,047
12% Senior subordinated PIK
notes due 2007                               49,015    18,093         18,093    27,830 (10)       36,877
                                                                                 9,047
5% Convertible subordinated notes due
2004                                             --   (18,093)            --    (9,047)            9,046
Deferred revenue                                650                      650                         650
Long-term debt                               13,852                   13,852                      13,852
Other liabilities                               253                      253                         253
                                          ---------                 --------                    --------
      Total liabilities                     262,707                  256,028                     263,140

Stockholders' deficit:
   Common stock                                 815                      815                         815
   Additional paid-in capital               350,626                  350,626                     350,626
   Accumulated deficit                     (432,549)    2,350 (7)   (430,199)                   (432,549)
                                          ---------                 --------                    --------
      Total stockholders' deficit           (81,108)                 (78,758)                    (81,108)
                                          ---------                 --------                    --------
      Total liabilities and
        stockholders' deficit             $ 181,599                 $177,270                    $182,032
                                          =========                 ========                    ========
      Book value per share                $   (1.03)                $  (1.00)                   $  (1.03)
                                          =========                 ========                    ========

                           TALK AMERICA HOLDINGS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       PRO FORMA
                                             ACTUAL     ADJUSTMENTS       (A)       ADJUSTMENTS
                                           -----------  -----------    ---------    -----------
Sales                                       $ 544,548                  $ 544,548
Costs and expenses:
   Network and line costs                     292,931                    292,931
   General and administrative expenses         65,360                     65,360
   Provision for doubtful accounts             53,772                     53,772
   Promotional, marketing and advertising     170,864                    170,864
   Depreciation and amortization               19,257                     19,257
                                            ---------   --------       ---------    -------
      Total costs and expenses                602,184                    602,184
                                            ---------   --------       ---------    -------
Operating income (loss)                       (57,636)                   (57,636)
Other Income (expenses):
   Interest income                              4,859                      4,859
   Interest expense                            (5,297)    (5,679)(2)     (10,976)    (1,753)(5)
   Other income (expense), net                 (3,822)                    (3,822)
                                            ---------   --------       ---------    -------
Income (loss) before provision (benefit)
for income taxes                              (61,896)    (5,679)        (67,575)    (1,753)
Provision (benefit) for income taxes               --                         --
                                            ---------   --------       ---------    -------
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                      $ (61,896)  $ (5,679)      $ (67,575)   $(1,753)
                                            =========   ========       =========    =======

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share - Basic and Diluted        $   (0.88)                 $   (0.96)
                                            =========                  =========
Weighted average common shares
outstanding                                    70,527                     70,527
                                            =========                  =========


Earnings to Fixed Charges, Deficiency (12)  $ (61,896)                 $ (67,575)
                                            =========                  =========
                                            PRO FORMA                  PRO FORMA                  PRO FORMA
                                               (B)       ADJUSTMENTS      (C)      ADJUSTMENTS       (D)
                                            ---------    -----------   ---------   -----------    ---------
Sales                                       $ 544,548                  $ 544,548                  $ 544,548
Costs and expenses:
   Network and line costs                     292,931                    292,931                    292,931
   General and administrative expenses         65,360                     65,360                     65,360
   Provision for doubtful accounts             53,772                     53,772                     53,772
   Promotional, marketing and advertising     170,864                    170,864                    170,864
   Depreciation and amortization               19,257                     19,257                     19,257
                                            ---------    --------      ---------    -------       ---------
      Total costs and expenses                602,184                    602,184                    602,184
                                            ---------    --------      ---------    -------       ---------
Operating income (loss)                       (57,636)                   (57,636)                   (57,636)

Other Income (expenses):
   Interest income                              4,859                      4,859                      4,859
   Interest expense                            (7,050)      1,742(8)      (3,555)    (1,048)(11)     (6,345)
   Other income (expense), net                 (3,822)                    (3,822)                    (3,822)
                                            ---------    --------      ---------    -------       ---------
Income (loss) before provision (benefit)
for income taxes                              (63,649)      1,742        (60,154)    (1,048)        (62,944)
Provision (benefit) for income taxes               --                         --                         --
                                            ---------    --------      ---------    -------       ---------
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                      $ (63,649)    $ 1,742      $ (60,154)   $(1,048)      $ (62,944)
                                            =========    ========      =========    =======       =========

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share - Basic and Diluted        $   (0.90)                 $   (0.85)                 $   (0.89)
                                            =========                  =========                  =========
Weighted average common shares
outstanding                                    70,527                     70,527                     70,527
                                            =========                  =========                  =========


Earnings to Fixed Charges, Deficiency (12)  $ (63,649)                 $ (60,154)                 $ (62,944)
                                            =========                  =========                  =========

                           TALK AMERICA HOLDINGS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             ACTUAL                    PRO FORMA
                                           (UNAUDITED)  ADJUSTMENTS       (A)       ADJUSTMENTS
                                           -----------  -----------    ---------    -----------
Sales                                       $ 397,872                  $ 397,872
Costs and expenses:
  Network and line costs                      186,897                    186,897
  General and administrative expenses          64,248                     64,248
  Provision for doubtful accounts              79,437                     79,437
  Promotional, marketing and advertising       75,893                     75,893
  Depreciation and amortization                29,250                     29,250
  Impairment and restructuring charges        171,174                    171,174
                                            ---------    -------       ---------    -------
     Total costs and expenses                 606,899                    606,899
                                            ---------    -------       ---------    -------
Operating income (loss)                      (209,027)                  (209,027)
Other Income (expenses):
  Interest income                               1,088                      1,088
  Interest expense                             (4,644)    (4,260)(2)      (8,904)    (1,315)(5)
  Other income (expense), net                  (2,581)                    (2,581)
                                            ---------    -------       ---------    -------
Income (loss) before provision (benefit)
for income taxes                             (215,164)     4,260)       (219,424)    (1,315)
Provision (benefit) for income taxes               --                         --
                                            ---------    -------       ---------    -------
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                      $(215,164)   $(4,260)      $(219,424)   $(1,315)
                                            =========    =======       =========    =======

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share  - Basic and Diluted:      $   (2.74)                 $   (2.80)
                                            =========                  =========
Weighted average common shares
outstanding                                    78,497                     78,497
                                            =========                  =========

Earnings to Fixed Charges, Deficiency
(12)                                        $(215,164)                 $(219,424)
                                            =========                  =========
                                            PRO FORMA                  PRO FORMA                  PRO FORMA
                                              (B)        ADJUSTMENTS      (C)      ADJUSTMENTS       (D)
                                            ---------    -----------   ---------   -----------    ---------
Sales                                       $ 397,872                  $ 397,872                  $ 397,872
Costs and expenses:
  Network and line costs                      186,897                    186,897                    186,897
  General and administrative expenses          64,248                     64,248                     64,248
  Provision for doubtful accounts              79,437                     79,437                     79,437
  Promotional, marketing and advertising       75,893                     75,893                     75,893
  Depreciation and amortization                29,250                     29,250                     29,250
  Impairment and restructuring charges        171,174                    171,174                    171,174
                                            ---------    -------       ---------    ------        ---------
     Total costs and expenses                 606,899                    606,899                    606,899
                                            ---------    -------       ---------    ------        ---------
Operating income (loss)                      (209,027)                  (209,027)                  (209,027)
Other Income (expenses):
  Interest income                               1,088                      1,088                      1,088
  Interest expense                             (5,959)     1,306(8)       (3,338)     (787)(11)      (5,431)
  Other income (expense), net                  (2,581)                    (2,581)                    (2,581)
                                            ---------    -------       ---------    ------        ---------
Income (loss) before provision (benefit)
for income taxes                             (216,479)     1,306        (213,858)     (787)        (215,951)
Provision (benefit) for income taxes               --                         --                        --
                                            ---------    -------       ---------    ------        --------
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                      $(216,479)   $ 1,306       $(213,858)   $ (787)       $(215,951)
                                            =========    =======       =========    ======        =========

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share  - Basic and Diluted:      $   (2.76)                 $   (2.72)                 $   (2.75)
                                            =========                  =========                 ==========
Weighted average common shares
outstanding                                    78,497                     78,497                     78,497
                                            =========                  =========                  =========

Earnings to Fixed Charges, Deficiency
(12)                                        $(216,479)                 $(213,858)                 $(215,951)
                                            =========                  =========                  =========

  NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


ASSUMPTIONS AND FOOTNOTES:

         Statement of Financial Accounting Standards Board No. 15 ("SFAS 15") "Accounting by Debtors and Creditors for Troubled Debt Restructurings" addresses the accounting for debt restructurings similar to that undertaken in this Exchange Offer. The pro forma adjustments discussed below include the accounting under SFAS 15.

         Pursuant to the letter agreement with AOL dated February 21, 2002, as described in "Recent Developments" included in this offering circular, we agreed to pay AOL approximately $1.2 million as a prepayment on the 8% Convertible Note due 2011 of which approximately $0.7 million will be credited against amounts we owe AOL under the letter agreement for cash payment under the exchange offers. The $1.2 million was not reflected in the pro forma balance sheet, and would further reduce cash under the pro forma scenarios that give effect to the exchange offering as follows: Pro Forma (A) by $1.2 million, Pro Forma (B) by $491,000, Pro Forma (C) by $491,000 and Pro Forma (D) by $491,000

         The 12% Notes issued will accrue interest at a rate of 12% per year on the principal amount, payable two times a year on each February 15 and August 15, beginning on August 15, 2002. Interest will be payable in cash, except that the Company may, at its option, pay up to one-third of the interest due on any interest payment date through and including the August 15, 2004 interest payment date in additional 12% Notes. The unaudited Pro Forma information assumes the Company will pay such interest in cash rather than through additional 12% Notes.

AS ADJUSTED

         (1) Reflects the purchase of $5.0 million face amount of 4 1/2% Convertible Notes repurchased by the Company during the quarter ended December 31, 2001. This resulted in a $3.8 million extraordinary gain.

PRO FORMA (A)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $79.9 million of the 12% Notes.

         (2) Reflects additional interest expense assuming the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes and 100%, or $18.1 million, of the 5% Convertible Notes into $79.9 million of the 12% Notes.

PRO FORMA (B)

         Assumes the exchange of 50%, or $30.9 million, of the 4 1/2% Convertible Notes into $30.9 million of the 12% Notes, and of 50%, or $30.9 million, into $18.6 million of the 8% Convertible Notes and $3.1 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes.

         (3) Reduction in cash and cash equivalents reflects $3.1 million of cash paid to the noteholders upon the assumed exchange of $30.9 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($1.2 million).

         (4) In accordance with SFAS No. 15, the exchanges of $61.8 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes and $30.9 million of the 12% Notes are accounted for as a troubled debt restructuring. Since the total liability of $58.7 million ($61.8 million of principal as of the exchange date less cash payments of $3.1 million) is less than the future cash flows to holders of 8% Convertible Notes and 12% Notes of $77.8 million (representing the $49.5 million of principal and $28.3 million of future interest expense), the liability remained on the balance sheet at $58.7 million. The difference between principal and the carrying amount of $9.2 million will be recognized as a reduction of interest expense over the life of the notes.

         (5) Reflects additional interest expense assuming the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $30.9 million of the 12% Notes and $18.6 million of the 8% Convertible Notes and $3.1 million in cash and 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes. As a result of the SFAS 15 accounting treatment, interest expense associated with these convertible notes in future periods reflected in the Company's statement of operations will be reduced by an amount equal to a new effective interest rate applied to the carrying amount of the payable at the beginning of each period between restructuring and maturity. The new effective interest rate shall be the discount rate that equates the present value of the future cash payments specified by the new terms with the carrying amount of the payable.

         Additional Interest Expense Sensitivity Not Reflected in the Pro Forma Financial Statements

         If the Company exchanged 75%, or $46.4 million, of the 4 1/2% Convertible Notes into $46.4 million of the 12% Notes and 25%, or $15.6 million, of the 4 1/2% Convertible Notes into $9.3 million of the 8% Convertible Notes and $1.5 million in cash and exchanged 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes, the Company would incur interest expense on a pro forma basis for the year ended December 31, 2000 of $9.0 million and for the nine months ended September 30, 2001 of $7.4 million. No gain or loss on the extinguishment of debt would be recognized at the time of the restructuring.

         If the Company exchanged 25%, or $15.5 million, of the 4 1/2% Convertible Notes into $15.5 million of the 12% Notes and 75%, or $46.4 million, of the 4 1/2% Convertible Notes into $27.8 million of the 8% Convertible Notes and $4.6 million in cash and exchanged 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes, the Company would incur interest expense on a pro forma basis for the year ended December 31, 2000 of $5.1 million and for the nine months ended September 30, 2001 of $4.5 million. No gain or loss on the extinguishment of debt would be recognized at the time of the restructuring.

PRO FORMA (C)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $37.1 million of the 8% Notes and $6.2 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes.

         (6) Reduction in cash and cash equivalents reflects $6.2 million of cash paid to the noteholders upon the assumed exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($2.5 million).

         (7) In accordance with SFAS No. 15, the exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes is accounted for as a troubled debt restructuring. Since the total liability of $55.6 million ($61.8 million as of the exchange date less cash payments of $6.2 million) will be greater than the future cash flows to holders of the 8% Notes of $53.3 million (representing the $37.1 million of principal and $16.2 million of future interest expense), the liability will be written down to the value of the future cash flows due to the noteholders and an extraordinary gain of $2.3 million will be recorded (excluding the write-off of related of unamortized deferred finance costs).

         (8) Reflects a decrease in interest expense assuming the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes and $6.2 million in cash and 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 12% Notes. As a result of SFAS 15 accounting treatment, the Company will have no interest expense associated with 8% Notes in future periods in the Company's statement of operations.

PRO FORMA (D)

         Assumes the exchange of 90%, or $55.7 million, of the 4 1/2% Convertible Notes into $27.8 million of the 12% Notes and $16.7 million of the 8% Convertible Notes and $2.8 million in cash and the exchange of 50%, or $9.0 million, of the 5% Convertible Notes into $9.0 million of the 12% Notes. The remaining 10% of the 4 1/2% Convertible Notes and 50% of the 8% Convertible Notes are assumed to have elected not to participate in the exchange.

          (9) Reduction in cash and cash equivalents reflects $2.8 million of cash paid to the noteholders upon the assumed exchange of $27.8 million of the 4 1/2% Convertible Notes into $16.7 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($1.1 million).

         (10) In accordance with SFAS No. 15, the exchange of $55.7 million of the 4 1/2% Convertible Notes into $16.7 million of the 8% Convertible Notes and $27.8 million of the 12% Notes are accounted for as a troubled debt restructuring. Since the total liability of $52.9 million ($55.7 million as of the exchange date less cash payments of $2.8 million) is less than the future cash flows to holders of 8% Convertible Notes and 12% Notes of $70.0 million (representing the $44.5 million of principal and $25.5 million of future interest expense), the liability remained at $52.9 million. The difference between principal and the carrying amount of $8.4 million will be recognized as a reduction of interest expense over the life of the notes.

         (11) Reflects additional interest expense assuming the exchange of 90%, or $55.7 million, of the 4 1/2% Convertible Notes into $27.8 million of the 12% Notes and $16.7 million of the 8% Convertible Notes and $2.8 million in cash and 50%, or $9.0 million, of the 5% Convertible Notes into $9.0 million of the 12% Notes. As a result of the SFAS 15 accounting treatment, interest expense associated with these convertible notes in future periods reflected in the Company's statement of operations will be reduced by an amount equal to a new effective interest rate applied to the carrying amount of the payable at the beginning of each period between restructuring and maturity. The new effective interest rate shall be the discount rate that equates the present value of the future cash payments specified by the new terms with the carrying amount of the payable.

EARNINGS TO FIXED CHARGES, DEFICIENCY

         (12) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, including amortization of deferred financing costs and the estimated interest component of rental expense, which is 33% of actual rental expense. For the year ended December 31, 2000 and the nine months ended September 30, 2001, fixed charges exceeded income (loss) before provision for income taxes, as disclosed on the pro forma statements of operations.

                                INFORMATION AGENT

         We have appointed Georgeson Shareholder as the information agent for the exchange offers. All inquiries relating to our offering circular and the exchange offers, as amended and supplemented by the supplement, should be directed to the information agent at the following telephone number and address:

                              Georgeson Shareholder
                           17 State Street, 10th Floor
                             New York, NY 10004-1501

                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (866) 649-8026

                         ------------------------------

                                 EXCHANGE AGENT

         We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offers. All completed letters of transmittal and consent should be directed to the exchange agent at the address set forth below. All questions regarding the procedures for tendering in the exchange offers and requests for assistance in tendering your existing notes should also be directed to the exchange agent at the following telephone number and address:

                      U.S. BANK TRUST NATIONAL ASSOCIATION

   BY REGISTERED OR CERTIFIED MAIL:             BY OVERNIGHT DELIVERY:                        BY HAND:
       U.S. Bank Trust National                U.S. Bank Trust National               U.S. Bank Trust National
             Association                             Association                            Association
       Corporate Trust Services                Corporate Trust Services               Corporate Trust Services
            P.O. Box 64485                       180 East Fifth Street               100 Wall Street 16th Floor
        St. Paul, MN 55164-9549                   St. Paul, MN 55101                     New York, NY 10005
       Attn: Specialized Finance                  Attn: Scott Masson                   Attn: Bond Drop Window
                                                  Specialized Finance

                                                     BY FACSIMILE:
                                                    (651) 244-1537
                                                 Confirm by Telephone:
                                                    (651) 244-8161
                                                Attention: Scott Masson


         Delivery of a letter of transmittal and consent to an address other than the exchange agent's address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal and consent.

         Requests for additional copies of this offering circular or this supplement or the enclosed letter of transmittal and consent may be directed to either the exchange agent or the information agent at the respective telephone numbers and addresses set forth above.